                                                                     Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                  EPIMMUNE INC.

      EPIMMUNE INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

      FIRST: The name of the Corporation is Epimmune Inc.

      SECOND: The date on which the Corporation's Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware is July 10, 1987.

      THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

            The first paragraph of Article V shall be amended and restated to read in its entirety as follows:

                  "The Corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation has authority to issue is 65,000,000 shares, consisting of 55,000,000 shares of Common Stock, each having a par value of $.01, and 10,000,000 shares of Preferred Stock, each having a par value of $.01."

            Article V shall be amended to add the following paragraph immediately after the first paragraph of such Article:

                  "Effective at the time of filing of this Certificate of
            Amendment with the Secretary of State of the State of Delaware, every seven shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the holders thereof, be combined and converted into one share of Common Stock (the "REVERSE SPLIT"); provided, however, that this Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board."

      FOURTH: The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Epimmune Inc. has caused this Certificate of Amendment to be signed by its Chief Financial Officer and Secretary this 15th day of August, 2005.

                                     EPIMMUNE INC.

                                     By: /s/ ROBERT J. DE VAERE
                                         ---------------------------------------
                                           Robert J. De Vaere
                                           Chief Financial Officer and Secretary